EXHIBIT 99.1

Company Contact:	IR Agency Contact:
Investor Relations	Moriah Shilton. V.P.
408-952-8402	415-433-3777
investorrelations@raesystems.com	mshilton@lhai-sf.com

RAE Systems Announces the Planned Retirement of Chief Financial

Officer

SAN JOSE, Calif. – August 8, 2006 – RAE Systems Inc. (AMEX: RAE), a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time, today announced the planned retirement of Mr. Donald W. Morgan as chief financial officer for the company. The company intends to conduct a comprehensive search for a replacement. Morgan intends to remain with the company until a successor is appointed and assist with an orderly transition. Mr. Morgan has been chief financial officer since December 2004.

“I want to take this opportunity to publicly thank Don Morgan for his hard work at RAE Systems,” said Robert Chen, chief executive officer and president of RAE Systems. “His professionalism and strong dedication have provided the leadership for us in our Sarbanes-Oxley Act compliance efforts and he has done an outstanding job in deploying a new ERP system.”

About RAE Systems

RAE Systems is a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time. Products include multi-sensor chemical detection, radiation and digital video monitoring networks for homeland security and industrial applications. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect, provide early warning and record events that involve weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com.

Safe Harbor Statement

This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.